UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*



                               HECHINGER COMPANY
                                (Name of Issuer)


                              CLASS A COMMON STOCK
                         (Title of Class of Securities)


                                   422660200
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 422660200                13G/A                    Page 2 of 6 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HUGHES INVESTMENT MANAGEMENT COMPANY on             EIN 953371124
       behalf of the Hughes Retirement Plans Trust (formerly
       the Master Trust of the Hughes Aircraft Company Retirement Plans)
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                CALIFORNIA

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                 0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                  805,000
   REPORTING      --------------------------------------------------------------

     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                  0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                            805,000
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            805,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      2.553%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                      EP

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 422660200                13G/A                    Page 3 of 6 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HUGHES ELECTRONICS CORPORATION             EIN 951778500
       (formerly HUGHES AIRCRAFT COMPANY)
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                DELAWARE

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                 0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                  805,000
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                  0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                            805,000
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            805,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      2.553%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                      HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                             Page 4 of 6 Pages

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


Item 1.     (a)   Name of Issuer:  Hechinger Company


            (b)   Address of Issuer's Principal Executive Offices:

                  3500 Pennsy Drive
                  Landover, MD  20785

Item 2.     (a)   Name of Person Filing:

                  Hughes Investment Management Company on behalf of the Hughes Retirement Plans Trust (formerly the Master Trust for the Hughes Aircraft Company Retirement Plans)

                  Hughes Electronics Corporation (formerly Hughes Aircraft Company)

            (b)   Address of Principal Business Office:

                  7200 Hughes Terrace
                  Los Angeles, California  90045-0066

            (c)   Citizenship:  N/A

            (d)   Title of Class of Securities:  Common

            (e)   CUSIP Number:  422660200

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)  Hughes Investment Management Company on behalf of the
                 Hughes Retirement Plans Trust is filing as an Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

            (b) Hughes Electronics Corporation is filing as a Parent Holding Company.

                                                            Page 5 of 6 Pages

Item 4.     Ownership:  N/A


Item 5.     Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities check the following [X].


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:

            Hughes Investment Management Company on behalf of the Hughes Retirement Plans Trust


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

            Hughes Investment Management Company


Item 8.     Identification and Classification of Members of the Group:  N/A


Item 9.     Notice of Dissolution of Group:  N/A


Item 10. Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                          Page 6 of 6 Pages

                                  SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 7, 1997

                                     HUGHES INVESTMENT MANAGEMENT COMPANY
                                     on behalf of the Hughes Retirement
                                     Plans Trust and Hughes Electronics
                                     Corporation 1


                                     By:  /s/ John F. Cooke
                                         --------------------------------
                                                John F. Cooke
                                                Its President



--------------------
1 Pursuant to the Joint Filing Agreement by and between Hughes Investment Management Company and Hughes Electronics Corporation (formerly Hughes Aircraft Company) previously filed, this document is being filed on behalf of each of such parties.